Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of EPIRUS Biopharmaceuticals, Inc. pertaining to the Zalicus Inc. Amended and Restated 2004 Incentive Plan and the Fourteen22, Inc. 2011 Equity Incentive Plan (As Amended) of our reports dated March 14, 2014, with respect to the consolidated financial statements of Zalicus Inc. and the effectiveness of internal control over financial reporting of Zalicus Inc. included in the Zalicus Inc. Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 7, 2014